UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2007

Paxar Corporation
(Exact name of registrant as specified in its charter)

New York	1-9493	13-5670050
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

105 Corporate Park Drive
White Plains, New York		10604
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (914) 697-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2007, Paxar Corporation entered into amendments to Change of Control Employment Agreements with each of Robert P. Van Der Merwe, our Chief Executive Officer, and Anthony Colatrella, our Chief Financial Officer (“Amendments”). Pursuant to the Amendments, the lump sum payment payable to each executive upon a change of control is reduced from a factor of 2.99 to a factor of 2.00 multiplied by the sum of the executive’s base salary plus annual bonus that the executive would have received if we had achieved 100% of the bonus criteria for the applicable fiscal year.

Further, the Amendments provide that in the event that any benefit provided to either executive results in the imposition thereon of any excise tax or interest or penalties incurred in connection therewith, we will pay to the executive an amount equal to such tax, interest and/or penalties together with an amount equal to the tax that would be assessed on such benefit, up to an aggregate of $2 million in the case of Mr. Van Der Merwe, and $400,000 in the case of Mr. Colatrella.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description

10.1	Amendment to Change of Control Employment Agreement with Robert P. Van Der Merwe dated March 22, 2007.

10.2	Amendment to Change of Control Employment Agreement with Anthony Colatrella dated March 22, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAXAR CORPORATION
(Registrant)

Date: March 27, 2007	By:	/s/ Robert S. Stone
Robert S. Stone
Vice President, General Counsel and Secretary